P. O. Box 1111
Timberville, Virginia 22853

September 3, 2013

Dear Stockholder:

We have previously sent to you proxy material for the special meeting of stockholders of F & M Bank Corp. scheduled to be held on September 26, 2013. Your Board of Directors unanimously recommends that stockholders vote FOR Proposals 1 and 2.

Your vote is important, no matter how many or how few shares you may own. Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Larry A. Caplinger
Corporate Secretary
REMEMBER:

You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

Eagle Rock Proxy Advisors
TOLL-FREE, at 1-877-705-6167.